Exhibit 99.1



                      BRIGHTON INVESTMENT HOLDING CO., INC.
                                275 FIFTH AVENUE
                            NEW YORK, NEW YORK 10001



[Date]

Dear Sir/Madam:

Enclosed please find a copy of the prospectus of Brighton Investment Holding Co., Inc. (the "Company"), which is conducting its initial public offering.

The Company is a blank check company, whose purpose is to acquire or merge with a business or company. The Company is offering for sale 200,000 shares of common stock, $.0001 par value per share at a purchase price of $0.50 per share. These shares are being sold exclusively by the Company on a "best-efforts, all or none basis" for a period of ninety (90) days (which may be extended an additional ninety (90) days), without the use of a professional underwriter or securities dealer. The Company's offering is being made in compliance with Rule 419 of Regulation C, pursuant to which the offering proceeds and the securities to be issued to purchasers will be placed in an escrow account until the offering has been reconfirmed by the Company's shareholders and a merger or acquisition consummated in accordance with the provisions of such Rule.

Please read the prospectus carefully, and if you are interested in purchasing shares of the Company, complete the attached Subscription Agreement and return with cash, or check, bank draft or postal express money order payable to "Brighton Investment Holding Co., Inc." As this offering is being made on a "best efforts, all or none basis," unless all 200,000 shares are sold, none will be sold, in which case your investment will be returned to you at the end of the offering (or extended offering) period.

Very truly yours,



Geng Yannan
President


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                      BRIGHTON INVESTMENT HOLDING CO., INC.

                             SUBSCRIPTION AGREEMENT


NAME:

ADDRESS:

           1. I hereby subscribe for shares of Brighton Investment Holding Co., Inc. (the "Company") at a price of $0.50 per Share, and enclose herein a check or money order payable to the order of Brighton Investment Holding Co., Inc. in the amount of $__________ to cover the aggregate subscription price.

           2. I understand that the Company reserves the right to reject, in whole or in part, any offer to subscribe, in its discretion, for any reason whatsoever.

           3. I hereby acknowledge receipt of the Prospectus.

           4. I understand that in the event this subscription is accepted, in whole or in part, my money, as well as the certificates representing the shares for which I am subscribing shall be held in escrow until the offering has been reconfirmed by the Company's shareholders and a Business Combination (as defined in the Prospectus) is consummated in accordance with the provisions of Rule 419 of Regulation C of the Securities Act of 1933, as amended. However, I understand that after reviewing a post-effective amendment of the company which shall include information and the audited financial statements of a proposed merger candidate, in the event that I elect not to reconfirm my investment, my investment less 10% shall be returned to me within 5 business days of the effective date of such post-effective amendment.

           5. I understand that in the event the Company does not sell all of the offered securities within 90 days (or 180 days if the offering period is extended), my investment in the company less 10% will be promptly returned to me without interest.


           6. In the event the offering is reconfirmed pursuant to Rule 419, the certificates representing the Shares I am purchasing shall be registered in the name printed below and delivery will be made to the address printed below.



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PLEASE RETURN THIS FORM WITH A CHECK MADE PAYABLE TO BRIGHTON INVESTMENT HOLDING
CO., INC. AND COMMERCE BANK IN THE AMOUNT LISTED ABOVE TO: SCHONFELD &
WEINSTEIN, L.L.P., 80 WALL STREET, SUITE 815, NEW YORK, NY 10005.